Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 6 to Form S-4 of our report dated February 27, 2024 (which includes an explanatory paragraph relating to BlueRiver Acquisition Corp.’s ability to continue as a going concern) relating to the consolidated financial statements of BlueRiver Acquisition Corp., as of December 31, 2023 and 2022 and for the years then ended, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 8, 2024